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                                                               EXHIBIT 4
                                                               ---------
                          [HORSEHEAD INDUSTRIES, INC.]


                                                        June 13, 1996


Dr. Gunter Okon
B.U.S. Environmental Services, Inc.
c/o B.U.S. Berzelius Umwelt-Service AG
Vinckenfer 3
D-47119 Duisburg
Germany

Dear Dr. Okon:

This is in response to your letter of June 10, 1996 in which you notified Horsehead Industries, Inc. ("HII") of B.U.S. Environmental Services, Inc. ("BES") desire to sell 2,885,000 shares of the stock in Horsehead Resource Development Company, Inc. ("HRD") held by BES to HRD under the terms of the Offer.

Please be advised that BES' proposed sale of HRD stock is subject to the restrictions in the Shareholders Agreement, including specifically Section 1.2
- - Right of First Refusal, and that BES can not transfer any of its HRD stock until the provisions of the Shareholders Agreement are fully complied with. HII is considering what action it intends to take with respect to its rights under the Shareholders Agreement and will respond to your notice in accordance with the terms of the Shareholders Agreement.

                                                Sincerely,


                                                /s/ WM. FLAHERTY
                                                -----------------------------
                                                William E. Flaherty




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